Exhibit 99.2

EXCO Resources, Inc.

Pro forma financial information and footnotes

As of and for the year ended December 31, 2007

EXCO Resources, Inc., or EXCO, a Texas corporation, is an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore properties located in the continental United States.  Our operations are focused in key North American oil and natural gas areas including East Texas/North Louisiana, Appalachia, Mid-Continent and the Permian Basin.

Unless the context requires otherwise, references to “we”, “us”, and “our” are to EXCO.

On February 20, 2008, EXCO completed the acquisition of certain shallow oil and natural gas properties, acreage and related assets of EOG Resources, Inc. and certain subsidiaries, or EOG, located in Ohio, Pennsylvania, Virginia and West Virginia, or the Appalachian Properties.  The Appalachian Properties include approximately 2,500 producing wells, 2,000 shallow undrilled locations, and unproved acreage.  The adjusted purchase price of $388.4 million was funded with approximately $350.0 million drawn on EXCO’s credit agreement and application of the $39.5 million cash deposit on the acquisition made by EXCO in December 2007.

Significant transactions affecting pro forma financial information

Other significant transactions occurred during the year ended December 31, 2007 which impact the amounts in the accompanying pro forma financial information.  These significant transactions, which are discussed in more detail in the following paragraphs, include:

•                            the private placement of $2.0 billion of preferred stock;

•                            the Vernon acquisition;

•                            amendments to the EXCO Partners Operating Partnership, a wholly-owned unrestricted subsidiary of EXCO, or EPOP, credit agreement;

•                            the extinguishment of certain debt of EXCO and EPOP;

•                            amendments to the EXCO credit agreement;

•                            the Southern Gas acquisition;

•                            the Gulf Coast sale; and

•                            the Sugg Ranch acquisition.

Private placement of $2.0 billion of preferred stock

On March 30, 2007, we completed a private placement, or Private Placement, of an aggregate of $390.0 million of 7.0% Cumulative Perpetual Preferred Stock, or the 7.0% Preferred Stock, and $1.61 billion of Hybrid Preferred Stock, or the Hybrid Preferred Stock, to accredited investors pursuant to the terms and conditions of a Preferred Stock Purchase Agreement dated March 28, 2007.  The purchase price for each share was $10,000 (which equaled the liquidation preference per share on March 30, 2007).  The issuance and sale of the shares in the Private Placement was exempt from registration under the Securities Act of 1933, or Securities Act, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

The net proceeds of the Private Placement were used to fund the purchase price of approximately $1.5 billion for the acquisition on March 30, 2007 of substantially all of the oil and natural gas properties, acreage and related assets, including derivative financial instruments in respect of a significant portion of estimated production for 2007, 2008 and 2009, from Anadarko Petroleum Corporation, or Anadarko, in the Vernon and Ansley Fields located in Jackson Parish, Louisiana, or the Vernon Acquisition, and to repay certain outstanding indebtedness.

The 7.0% Preferred Stock is convertible into shares of our common stock at an initial conversion price of $19.00 per share, subject to anti-dilution adjustments, which equates to each share of 7.0% Preferred Stock being initially convertible into approximately 526.3 shares of our common stock, subject to adjustment for fractional shares.  The Hybrid Preferred Stock was not initially convertible into shares of our common stock.  Under applicable New York Stock Exchange, or NYSE, rules, shareholder approval is required to issue common stock, or securities convertible into or exercisable for common stock, if (i) such common stock has, or will have upon issuance, 20.0% or more of the voting power outstanding before the issuance, (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to 20.0% or more of the number of shares of common stock outstanding before the issuance, (iii) such common stock, or securities convertible into or exercisable for common stock, will be issued to a director, officer or substantial security holder of a company and such securities exceed either a threshold of one percent or, if issued to a substantial security holder who is not a director or officer at a price that is not less than the book and market value of the common stock, five percent of the number of shares of common stock or the voting power outstanding before the issuance or (iv) such issuance will result in a change of control of a company.

Absent NYSE rules, we likely would have issued 200,000 shares of 7.0% Preferred Stock to fund the Vernon Acquisition and to repay certain outstanding indebtedness.  As a result of the limited time period to fund the Vernon Acquisition and the time required to organize a special meeting of shareholders, we were unable to hold a special meeting of our shareholders to approve the issuance of 200,000 shares of 7.0% Preferred Stock prior to the Vernon Acquisition.  Therefore, in the interim, we issued 39,008 shares of 7.0% Preferred Stock and 160,992 shares of Hybrid Preferred Stock.

We agreed with the preferred stock investors to seek the shareholder approval required by the NYSE, or NYSE Shareholder Approval, to transform the terms of the Hybrid Preferred Stock into the same terms as the 7.0% Preferred Stock.  On August 30, 2007, NYSE Shareholder Approval was obtained and the designations, preferences, limitations and relative voting rights of the Series A-1 Hybrid Preferred Stock and Series A-2 Hybrid Preferred Stock became identical to the designations, preferences, limitations and relative voting rights of the Series A-1 7.0% Preferred Stock and the Series A-2 7.0% Preferred Stock, respectively, including the right to receive dividends at an annual rate of 7.0% and the right to convert into shares of our common stock at an initial conversion price of $19.00 per share, subject to anti-dilution adjustments.

Principal terms of the preferred stock

The following summarizes the principal terms of the 7.0% Preferred Stock and the Hybrid Preferred Stock. This discussion is not complete and is qualified in its entirety by, and should be read in conjunction with, the Statements of Designation establishing each series of the 7.0% Preferred Stock and the Hybrid Preferred Stock, which are filed as exhibits to our Current Report on Form 8-K dated March 28, 2007 and filed with the SEC on April 2, 2007 and are incorporated by reference herein.

Series A-1 7.0% Preferred Stock

The Series A-1 7.0% Preferred Stock has an initial liquidation preference equal to $10,000 per share and is convertible into common stock at a price of $19.00 per share, as may be adjusted in accordance with the terms of the Series A-1 7.0% Preferred Stock. We may force the conversion of the Series A-1 7.0% Preferred Stock at any time if the common stock trades for 20 days within a period of 30 consecutive days at a price (i) above 175% of the then effective conversion price ($33.25 per share at the current conversion price of $19.00 per share) at any time during the 24 months after issuance, (ii) above 150% of the then effective conversion price ($28.50 per share at the current conversion price of $19.00 per share) thereafter through the 48th month after issuance and (iii) above 125% of the then effective conversion price ($23.75 per share at the current conversion price of $19.00 per share) at any time thereafter.  Cash dividends will accrue at the rate of 7.0% per annum prior to March 30, 2013 and at the rate of 9.0% per annum thereafter.  In lieu of paying cash dividends, we may, under certain circumstances prior to March 30, 2013, pay dividends at a rate of 9.0% per annum by adding the dividends to the liquidation preference of the shares of Series A-1 7.0% Preferred Stock.  Upon the occurrence of a change of control, holders of the Series A-1 7.0% Preferred Stock may require us to repurchase their shares for cash at the liquidation preference plus accumulated dividends.  Holders of the Series A-1 7.0% Preferred Stock have the right to vote with the holders of common stock, the holders of other series of 7.0% Preferred Stock and the holders of Hybrid Preferred Stock, together as a single class, on all matters submitted to our shareholders (except the election of directors) on an as-converted basis.  Holders of Series A-1 7.0% Preferred Stock, Series B 7.0% Preferred Stock, Series C 7.0% Preferred Stock and Series A-1 Hybrid Preferred Stock have the right to separately elect up to four directors, subject to the rights of the holders of Series B 7.0% Preferred Stock and Series C 7.0% Preferred Stock to vote as separate classes to each elect one of such preferred directors.  In addition, upon the occurrence of specified defaults in the Statements of Designation for the 7.0% Preferred Stock and the Hybrid Preferred Stock, the holders of the 7.0% Preferred Stock and Hybrid Preferred Stock, voting together as a class, have the right to elect four additional directors, or Default Directors, until such default is cured.

Series B 7.0% Preferred Stock

The Series B 7.0% Preferred Stock has substantially the same rights as the Series A-1 7.0% Preferred Stock, except that the holders of Series B 7.0% Preferred Stock have the right to designate one of the preferred directors and do not have registration rights under the 7.0% Registration Rights Agreement.  The Series B 7.0% Preferred Stock is convertible into Series A-1 7.0% Preferred Stock at any time at the election of the holder and will automatically convert into Series A-1 7.0% Preferred Stock when such holder ceases to own an aggregate of 10,000 shares of Series B 7.0% Preferred Stock and/or Hybrid Preferred Stock.

Series C 7.0% Preferred Stock

The Series C 7.0% Preferred Stock has substantially the same rights as the Series A-1 7.0% Preferred Stock, except that the holders of Series C 7.0% Preferred Stock have the right to designate one of the preferred directors and do not have any registration rights under the 7.0% Registration Rights Agreement.  The Series C 7.0% Preferred Stock is convertible into Series A-1 7.0% Preferred Stock at any time at the election of the holder and will automatically convert into Series A-1 7.0% Preferred Stock when such holder ceases to own an aggregate of 10,000 shares of Series C 7.0% Preferred Stock and/or Hybrid Preferred Stock.

Series A-1 Hybrid Preferred Stock

Since NYSE Shareholder Approval was obtained on August 30, 2007, the designations, preferences, limitations and relative voting rights of the Series A-1 Hybrid Preferred Stock became identical to the designations, preferences, limitations and relative voting rights of the Series A-1 7.0% Preferred Stock, including the right to dividends and the right to convert into our common stock.

7.0% Preferred Stock Registration Rights Agreement

In connection with the Private Placement, we entered into the 7.0% Registration Rights Agreement with the Preferred Stock investors. The 7.0% Registration Rights Agreement contemplates the registration of the resale of the shares of common stock underlying the 7.0% Preferred Stock and the Hybrid Preferred Stock. The 7.0% Registration Rights Agreement contains customary terms and conditions for a transaction of this type.  We agreed to file with the SEC, not later than September 26, 2007, a registration statement to register the offer and sale of the common shares issuable upon conversion of the 7.0% Preferred Stock and the Hybrid Preferred Stock and to use our best efforts to have the registration statement declared effective by March 24, 2008.  On September 5, 2007, we filed an automatically effective registration statement on Form S-3 with the SEC to register for resale the shares of common stock issuable upon conversion of the Series A-1 Hybrid Preferred Stock and the Series A-1 7.0% Preferred Stock. If any shares of 7.0% Preferred Stock or Hybrid Preferred are outstanding on March 30, 2011, we agreed to file a registration statement with the SEC by June 28, 2011 registering such shares for resale and to use our best efforts to have such registration statement declared effective by September 26, 2011.  If we are unable to meet the deadlines described above, if a registration statement ceases to remain effective or if we restrict sales under a registration statement under certain “blackout provisions” for longer than the contractually permitted period, we must pay liquidated damages at a rate of 0.5% per annum of the liquidation preference applicable to the 7.0% Preferred Stock and the Hybrid Preferred Stock for the first 90 days and thereafter for each subsequent 90-day period at an additional rate of 0.25% up to a maximum of 2.0% per annum during any default period.  We also agreed to indemnify holders against certain liabilities under the Securities Act in respect of any such resale registration.

Hybrid Preferred Stock Registration Rights Agreement

In connection with the Private Placement, we entered into a registration rights agreement, or Hybrid Registration Rights Agreement, with the Hybrid Preferred Stock investors. The Hybrid Registration Rights Agreement contemplates the registration of the resale of the shares of Series A-1 Hybrid Preferred Stock.  If NYSE Shareholder Approval had not been obtained by September 26, 2007, we would have been required to file a registration statement with the SEC by December 24, 2007, covering the resale prior to such shareholder approval of shares of Hybrid Preferred Stock and to use our best efforts to have the registration statement declared effective by March 24, 2008.  The Hybrid Registration Rights Agreement and the obligation of the parties thereunder terminated on August 30, 2007 because NYSE Shareholder Approval was obtained.

Vernon Acquisition

On March 30, 2007, EPOP completed the purchase of substantially all of the oil and natural gas properties and related assets, including derivative financial instruments, covering a significant portion of estimated production for 2007, 2008 and 2009 from entities affiliated with Anadarko in the Vernon and Ansley fields located in Jackson Parish, Louisiana for approximately $1.5 billion in cash, net of final purchase price adjustments.  The Vernon Acquisition was funded by a $1.75 billion capital contribution from EXCO to EPOP.  The capital contribution consisted of $1.67 billion in cash and application of an $80.0 million deposit paid by EXCO to Anadarko in December 2006.

(in thousands)
Purchase price calculation:
Preliminary purchase price	$1,520,183
Acquisition related expenses	1,755
Total purchase price	$1,521,938

Allocation of purchase price:
Oil and natural gas properties - proved	$1,417,823
Oil and natural gas properties - unproved	58,192
Gulf Coast Sale	119,409
Other, net	(2,745)
Fair value (liability) of assumed derivative financial instruments	(60,015)
Asset retirement obligations	(10,726)
Total purchase price allocation	$1,521,938

Amended and restated credit agreement of EPOP

Concurrent with the Vernon Acquisition, EPOP entered into an Amended and Restated Credit Agreement, or the EPOP Credit Agreement, among EPOP, as borrower, certain subsidiaries of EPOP, as guarantors, and certain lenders. The initial interest rate was London Inter Bank Offered Rate, or LIBOR, plus 150 basis points with a maximum rate of LIBOR plus 175 basis points.  The material changes reflected in the EPOP Credit Agreement included an increase in the borrowing base from $750.0 million to $1.3 billion, principally to reflect the assets acquired in the Vernon Acquisition.  EPOP used a portion of the increased borrowing capacity and the remaining cash from EXCO’s capital contribution to repay $668.7 million of an existing EPOP term loan, or the Senior Term Credit Facility, which included accrued interest of $5.7 million and a prepayment premium of $13.0 million.  Upon consummation of the Vernon Acquisition and repayment of the Senior Term Credit Facility, approximately $1.1 billion was outstanding under the EPOP Credit Agreement.  Financial covenants contained within the EPOP Credit Agreement include a Consolidated Current Ratio (as defined) as of the end of any fiscal quarter ending on or after June 30, 2007 to be at least 1.00 to 1.00.  For any fiscal quarter ending June 30, 2007 and thereafter, the ratio of Consolidated Funded Indebtedness (as defined) to Consolidated EBITDAX (as defined) must be no greater than 3.50 to 1.00.  For any quarter beginning June 30, 2007 and thereafter, the ratio of Consolidated EBITDAX to Consolidated Interest Expense (as defined) must be at least 2.50 to 1.00.  EPOP has also agreed to have in place commodity derivative contracts covering no more than 80% of its forecasted production from total Proved Reserves for the next two years and 70% in the third, fourth and fifth years.  EPOP shall have in place mortgages covering 80% of its proved reserve value.  Finally, EPOP is permitted to pay dividends to EXCO up to $200.0 million per annum provided that (i) EPOP is not in default under the EPOP Credit Agreement and (ii) the amount borrowed under the EPOP Credit Agreement does not exceed 90% of the then-permitted borrowing base.

Southern Gas acquisition

On May 2, 2007, we completed the purchase of oil and natural gas properties and related assets, including derivative financial instruments, covering a significant portion of estimated production for 2007, 2008 and 2009 from entities affiliated with Anadarko in multiple fields primarily located in Oklahoma, Texas and Louisiana for approximately $761.1 million in cash, including acquisition related expenses, net of preliminary purchase price adjustments, or the Southern Gas Acquisition. The Southern Gas Acquisition was funded with cash on hand of $145.2 million, including $133.0 million from escrow accounts from prior sales, borrowings under the EXCO Resources credit agreement of $572.9 million and the application of a $43.0 million deposit paid by EXCO to Anadarko in February 2007.

The allocation of the preliminary purchase price to the assets and liabilities of the Southern Gas Acquisition is presented in the following table:

(in thousands)
Purchase price calculation:
Preliminary purchase price	$759,100
Acquisition related expenses	2,040
Total purchase price	$761,140

Allocation of purchase price:
Oil and natural gas properties - proved	$577,852
Oil and natural gas properties - unproved	4,743
Gulf Coast Sale	235,477
Other, net	(2,161)
Fair value (liability) of assumed derivative financial instruments	(42,204)
Asset retirement obligations	(12,567)
Total purchase price allocation	$761,140

On May 2, 2007, in connection with the Southern Gas Acquisition, EXCO entered into the Second Amended and Restated Credit Agreement, or the EXCO Resources Credit Agreement, among EXCO, as borrower, certain subsidiaries of EXCO, as guarantors, and a group of lenders.  As a result of the Southern Gas Acquisition, EXCO and the lenders agreed to increase the borrowing base from $750.0 million to $1.0 billion.

Gulf Coast sale

On May 8, 2007, we completed the sale of a portion of the oil and natural gas properties and related assets in multiple fields primarily located in South Texas and South Louisiana acquired in the Southern Gas Acquisition to an entity affiliated with Crimson Exploration Inc., or Crimson, for an aggregate sale price of $235.5 million in cash, net of preliminary purchase price adjustments, and 750,000 shares of unregistered restricted Crimson common stock, or the Gulf Coast Sale.  In connection with the closing of the Gulf Coast Sale, the borrowing base on the EXCO Resources Credit Agreement was reduced from $1.0 billion to $900.0 million.

On August 15, 2007, we sold the 750,000 shares of unregistered restricted common stock of Crimson for an aggregate sales price of approximately $5.2 million.  We recorded a gain of $0.7 million on the sale, which is included in other income for the year ended December 31, 2007.

Sugg Ranch acquisition

In October 2007, EXCO completed the Sugg Ranch acquisition, which includes additional interests in proved producing reserves and undrilled acreage in the Permian Basin of West Texas.  The purchase price was approximately $155.0 million in cash, net of preliminary contractual adjustments and was funded from cash on hand and from borrowings under the EXCO Credit Agreement.  The oil and natural gas properties acquired in the Sugg Ranch acquisition represent incremental working interest and net revenue interest ownership in the properties to approximately 97% and 73%, respectively.  EXCO initially acquired an ownership interest in the Sugg Ranch properties in April 2006.

Unaudited pro forma financial information

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the combined results of operations that would have actually occurred had the described transactions occurred on the indicated dates or that may be achieved in the future.  The unaudited pro forma condensed combined financial statements should be read in conjunction with EXCO’s Form 10-K for the year ended December 31, 2007, filed on February 29, 2008 and the audited statements of revenues and direct operating expenses for the Appalachian Properties for the years ended December 31, 2006 and 2007.  The pro forma information herein does not purport to be indicative of the results of operations that would have actually occurred had the above listed transactions occurred on January 1, 2007. However, management believes that the assumptions provide a reasonable basis for presenting the significant effect of these transactions and that the pro forma adjustments give appropriate effect to those assumptions.

Pro forma balance sheet

The following unaudited pro forma condensed combined balance sheet as of December 31, 2007 is based on the historical audited consolidated balance sheet of EXCO as of December 31, 2007.  The pro forma condensed combined balance sheet gives effect to the Appalachian Properties and related transactions as if such acquisition had occurred on December 31, 2007.

EXCO Resources, Inc.

Pro forma condensed combined balance sheet

As of December 31, 2007

(Unaudited)

	Historical	Pro forma adjustments		Pro forma
(in thousands)	EXCO Resources, Inc.	Appalachian Properties		EXCO Resources, Inc.
Assets:
Current assets:
Cash and cash equivalents	$55,510	$(348,144	)(a)	$56,662
		349,296	(b)
Accounts receivable	170,062	—		170,062
Oil and natural gas derivatives	66,632	—		66,632
Other current assets	19,096	—		19,096
Total current assets	311,300	1,152		312,452
Proved oil and natural gas properties	4,926,053	334,308	(a)	5,260,361
Unproved oil and natural gas properties	334,803	45,676	(a)	380,479
Accumulated depreciation, depletion and amortization	(500,493)	—		(500,493)
Gas gathering assets and other equipment, net	345,408	22,493	(a)	367,901
Goodwill	470,077	—		470,077
Advance on pending acquisition	39,500	(39,500	)(a)	—
Other assets	29,123	704	(b)	29,827
Total assets	$5,955,771	$364,833		$6,320,604

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and current liabilities	$229,205	$741	(a)	$229,946
Derivative financial instruments fair value	47,306	—		47,306
Other current liabilities	1,656	—		1,656
Total current liabilities	278,167	741		278,908
7 1/4% senior notes due 2011, including unamortized premium	455,671	—		455,671
Revolving credit facilities	1,643,500	350,000	(b)	1,993,500
Oil and natural gas derivatives	109,205	—		109,205
Asset retirement obligations	89,810	12,647	(a)	102,457
Deferred income taxes	271,398	—		271,398
Other liabilities	—	1,445	(a)	1,445
7.0% Cumulative convertible perpetual preferred Stock	388,574	—		388,574
Hybrid preferred stock	1,603,704	—		1,603,704
Shareholders’ equity:
Common shareholders’ equity	1,115,742	—		1,115,742
Total liabilities and stockholders’ equity	$5,955,771	$364,833		$6,320,604

(a)          Reflects payment to EOG for the Appalachian Properties for a net purchase price of $388.4 million, including third party transaction costs.  The acquisition was funded by application of a cash deposit to EOG in December 2007 of $39.5 million and borrowings under EXCO’s credit agreement of $350.0 million.  The acquisition of the Appalachian Properties will be accounted for as a purchase and is assumed to have been consummated on December 31, 2007.  The total acquisition cost of the Appalachian Properties and the preliminary allocation of the purchase price is as follows:

(in thousands)
Purchase price calculation:
Preliminary purchase price	$387,644
Acquisition related expenses	741
Total purchase price	$388,385

Allocation of purchase price:
Oil and natural gas properties - proved	$334,308
Oil and natural gas properties - unproved	45,676
Gas gathering, compression facilities and other	19,876
Other property and equipment	2,617
Asset retirement obligations	(12,647)
Other liabilities assumed	(1,445)
Total purchase price allocation	$388,385

(b)   Pro forma adjustment to reflect net proceeds of $350.0 million from borrowing by EXCO under the EXCO Credit Agreement, net of bank fees of $0.7 million.

Pro forma statements of operations

The following unaudited condensed combined pro forma financial information presents statements of operations for the year ended December 31, 2007 and is based on the audited consolidated financial statements for EXCO for the year ended December 31, 2007, the audited statement of revenues and direct operating expenses of  the Appalachian Properties for the year ended December 31, 2007, the unaudited statement of revenues and direct operating expenses for the Vernon Acquisition for the three months ended March 31, 2007, and the unaudited statement of revenues and direct operating expenses for the Southern Gas Acquisition for the six months ended June 30, 2007. The pro forma financial information gives effect to the following events, as discussed above under “Significant transactions affecting pro forma financial information” as if each had occurred on January 1, 2007.

•      the Private Placement of $2.0 billion in preferred stock;

•      the Vernon Acquisition;

•      amendments to the EPOP Credit Agreement;

•      the extinguishment of certain debt of EXCO and EPOP;

•      amendments to the EXCO credit agreement;

•      the Southern Gas Acquisition;

•      the Gulf Coast Sale;

•      the Sugg Ranch acquisition; and

•      the Appalachian Properties.

EXCO Resources, Inc.

Pro forma condensed combined statement of operations

Year ended December 31, 2007

(Unaudited)

	Historical	Pro forma
				EXCO
				Resources, Inc.
(in thousands, except per share)	EXCO Resources, Inc.	Adjustments for EXCO 2007 Acquisitions		before Appalachian Properties	Appalachian Properties adjustments		EXCO Resources, Inc.
Revenues and other income:
Oil and natural gas	$846,060	$156,982	(c)	$1,003,042	$43,365	(i)	$1,046,407
Gain on derivative financial instruments	26,807	—		26,807	—		26,807
Other income	33,643	—		33,643	—		33,643
Total revenues and other income	906,510	156,982		1,063,492	43,365		1,106,857
Costs and expenses:
Oil and natural gas production	170,440	25,865	(c)	196,305	6,294	(i)	202,599
Depreciation, depletion and amortization	375,420	78,080	(d)	453,500	14,929	(j)	468,429
Accretion of discount on asset retirement obligations	4,878	—		4,878	742	(k)	5,620
General and administrative	64,670	1,203	(e)	65,873	—		65,873
Interest	181,350	(33,056	)(f)	148,294	15,990	(l)	164,284
Total costs and expenses	796,758	72,092		868,850	37,955		906,805
Income before income taxes	109,752	84,890		194,642	5,410		200,052
Income tax expense	60,096	32,849	(g)	92,945	2,215	(m)	95,160
Income from operations	49,656	52,041		101,697	3,195		104,892
Dividends on preferred stock	(132,968)	(7,032	)(h)	(140,000)	—		(140,000)
Income (loss) attributable to common stock	$(83,312)	$45,009		$(38,303)	$3,195		$(35,108)

Basic net loss per common share							$(0.34)
Diluted net loss per common share							$(0.34)
Weighted average shares outstanding - basic							104,364
Weighted average shares outstanding - diluted							104,364

(c)          Pro forma adjustments to reflect pre-acquisition oil and natural gas revenues and direct operating expenses attributable to the Vernon Acquisition, the Southern Gas Acquisition and the Sugg Ranch acquisition, or the 2007 EXCO Acquisitions, for the periods indicated below:

(in thousands)	Oil and natural gas revenues	Direct operating expenses
Vernon Acquisition (1/1/07 - 3/30/07)	$97,325	$16,055
Southern Gas Acquisition (1/1/07 - 5/1/07)(1)	39,451	7,232
Sugg Ranch Acquisition (1/1/07 - 9/30/07)	20,206	2,578
Total 2007 acquisitions	$156,982	$25,865

(1)	Southern Gas revenues and direct operating expenses are net of the Gulf Coast Sale properties acquired in the Southern Gas Acquisition and sold to Crimson as discussed above.

(d)         Pro forma entry to adjust depreciation, depletion and amortization for the year ended December 31, 2007 on a consolidated basis as if the 2007 EXCO Acquisitions, net of the Gulf Coast Sale, had each occurred on January 1, 2007. The following table summarizes key pro forma full cost pool, proved reserves and production information used in the computation of the pro forma adjustment related to the 2007 EXCO Acquisitions:

(in thousands)
EXCO full cost depletion base as of December 31, 2007 (Mmcfe)	$5,987,997
Pro forma Proved Reserves as of January 1, 2007 (Mmcfe)	1,986,332
Pro forma consolidated depletion rate	$3.0146

EXCO historical production - year 2007 (Mmcfe)	121,288
Pro forma production attributable to 2007 EXCO Acquisitions (Mmcfe)	22,942
Pro forma production for year with 2007 EXCO Acquisitions (Mmcfe)	144,230

Pro forma depletion	$434,798
Pro forma depreciation on gathering systems acquired	1,194
Pro forma depletion and depreciation reflecting 2007 EXCO Acquisitions	435,992
Less amounts previously recorded	(357,912)
Pro forma adjustment required for 2007 EXCO Acquisitions	$78,080

(e)          Pro forma adjustment to reflect incremental general and administrative expenses attributable to the operations of the 2007 EXCO Acquisitions as if each of these acquisitions had each occurred on January 1, 2007.  The pro forma incremental general and administrative expenses attributable to the Vernon Acquisition and the Southern Gas Acquisition are based on incremental personnel additions directly attributable to the operational activities of the acquired properties and estimated costs for additional office facilities and related costs required to support such operations.

(f)            Pro forma adjustments to interest expense to reflect various acquisition financing of the Vernon Acquisition and the Southern Gas Acquisition, net of the Gulf Coast Sale, refinancing of existing credit agreements and repayment of certain amounts outstanding under various credit agreements by EXCO using proceeds from the issuance and sale of preferred stock as summarized in the following table:

(in thousands)
Interest savings on eliminated and refinanced pre - 2007 acquisition debt in conjunction with the preferred stock sale	$(56,121)
Pro forma interest expense and amortization of deferred financing costs in connection with refinancing the pre - 2007 acquisition debt	19,456
Pro forma interest expense and amortization of deferred financing costs in connection with net borrowings of $339.0 million related to the Anadarko Acquisition	8,413
Elimination of interest on EXCO credit facility paid down with proceeds from preferred stock sale	(4,804)
Net pro forma interest adjustment for EXCO	$(33,056)

(g)	Pro forma adjustment to record provision for income taxes with respect to the 2007 EXCO Acquisitions at an effective tax rate of 38.7%.

(h)         Pro forma adjustment to reflect preferred stock dividends on the 7.0% Preferred Stock and the Hybrid Preferred Stock as if both preferred stock series had been issued on January 1, 2007 and the as if the change in terms of the Hybrid Preferred Stock that occurred on August 30, 2007, which among other things, changed the annual dividend rate to 7.0% from 11.0%, had occurred on January 1, 2007.  The result of this pro forma adjustment is a 7.0% dividend rate on the 7.0% Preferred Stock and the Hybrid Preferred Stock for the full 2007 year and is presented on the following table:

(in thousands)
Pro forma dividends ($2,000,000 x 7.0%)	$(140,000)
Less historical dividends:
Dividends on 7.0% Preferred Stock	$(20,631)
Dividends on Hybrid Preferred Stock	(112,337)
Total historical dividends	(132,968)
Pro forma adjustment	$(7,032)

(i)	Pro forma adjustment to reflect oil and natural gas revenues and direct operating expenses attributable to the Appalachian Properties operations for the year ended December 31, 2007.

(j)

Pro forma adjustment to adjust depreciation, depletion and amortization for the year ended December 31, 2007 to reflect the Appalachian Properties inclusion in the full cost pool and pro forma production with respect to such acquisition as if it had occurred on January 1, 2007. The following table summarizes key pro forma full cost pool, Proved Reserves and production information used in the computation of the pro forma adjustment which includes the Appalachian Properties.

(in thousands, except rate amounts)
EXCO full cost depletion base as of December 31, 2007	$6,394,584
Pro forma Proved Reserves as of January 1, 2007 (Mmcfe)	2,144,588
Pro forma consolidated depletion rate	$2.9817

EXCO historical production - year 2007 (Mmcfe)	121,288
Pro forma 2007 production, including the Appalachian Properties (Mmcfe)	29,120
Pro forma production for year with the 2007 EXCO Acquisitions (Mmcfe)	150,408

Pro forma depletion	$448,471
Pro forma depreciation on gathering systems acquired	2,450
Pro forma 2007 depletion and depreciation	450,921
Less amounts previously recorded	(357,912)
Less pro forma adjustment for the 2007 EXCO Acquisitions	(78,080)
Pro forma adjustment required for the Appachalian Properties	$14,929

(k)

Pro forma adjustment to reflect accretion of discount for the year ended December 31, 2007 with respect to the asset retirement obligations attributable to the oil and gas properties acquired in the Appalachian Properties.

(l)

Pro forma adjustment to reflect interest expense and amortization of incremental bank fees for the year ended December 31, 2007 in connection with the increase in EXCO’s borrowing base and drawdown by EXCO under its credit agreement to acquire the Appalachian Properties.

(in thousands)
Interest on $350.0 million at 4.5194%	$15,818
Amortization of incremental deferred debt	172
cost of $704,250	$15,990

(m)	Pro forma adjustment to record provision for income taxes with respect to the pro forma results of the Appalachian Properties at an effective tax rate of 40.94%.